AXA ENTERPRISE FUNDS TRUST

1290 Avenue of the Americas

New York, New York 10104

June 3, 2005

Via Edgar

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	AXA Enterprise Funds Trust – Registration Statement on Form N-1A
File Nos. 333-121788 and 811-21695

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended, the undersigned hereby requests the acceleration of the effective date of the Registration Statement on Form N-1A of the above-referenced Registrant to Friday, June 3, 2005, or as soon thereafter as practicable.

Sincerely,

AXA ENTERPRISE FUNDS TRUST

By:	/s/ Steven M. Joenk
Name:	Steven M. Joenk
Title:	President and Chief Executive Officer

ENTERPRISE FUND DISTRIBUTORS, INC.

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326

June 3, 2005

Via Edgar

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	AXA Enterprise Funds Trust – Registration Statement on Form N-1A
File Nos. 333-121788 and 811-21695

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C of the Securities Act of 1933, as amended, the undersigned, as a principal underwriter of the shares to be issued by the above-referenced Registrant, hereby requests the acceleration of the effective date of the Registration Statement on Form N-1A for the above-referenced Registrant to Friday, June 3, 2005, or as soon thereafter as practicable.

Sincerely,

ENTERPRISE FUND DISTRIBUTORS, INC.

By:	/s/ Mary Toumpas
Name:	Mary Toumpas
Title:	Vice President